EXHIBIT 10.1

July 29, 2026

BY EMAIL: rich@goldenmatrix.com

Rich Christensen

6592 Serenity Loop

Gig Harbor, WA 98335

Re:	Separation Agreement

Dear Rich:

Thank you for your service as Chief Financial Officer to Meridian Holdings Inc., a Nevada corporation formerly known as Golden Matrix Group, Inc. (“MHI” and the “Company”). Although you and the Company (together, the “Parties”) are parting ways, we wish you the best in your future endeavors.

The following letter agreement (this “Agreement”) contains the terms and conditions of an agreement between you and MHI regarding your resignation and separation of employment from the Company, including the benefits offered to you in exchange for executing this Agreement. If everything below is acceptable, please countersign and return this to me by return email.

1. Definitions. In this Agreement, the following terms have the meanings in the cross-referenced sections:

Term	Section	Term	Section
Agreement	2nd Paragraph	MHI	1st Paragraph
COBRA	§5	OWBPA	§10
Company	1st Paragraph	Parties	1st Paragraph
Effective Date	§11(a)	Revocation Period	§10
Employment Agreement	§2	Separation Date	§3(a)
General Release	§8	Severance Pay	§4(b)
ICA	§9	Waiting Period	§10
Indemnification Agreement	§7(c)

2. Cross-Reference. To the extent this Agreement conflicts with any formal or informal, oral or written employment agreement between you and the Company, including the Executive Employment Agreement between you and MHI dated March 7, 2025 (the “Employment Agreement”), this Agreement trumps, controls, and supersedes such other agreements.

3. Separation.

a.

Separation. Your employment with the Company will end on a date mutually agreed upon by you and the undersigned CEO of the Company (and if no such date is separately agreed, than at 5:00 p.m. Pacific time on July 31, 2026) (the resulting date, the “Separation Date”). After the Separation Date, you will have no authority to act as a (and you hereby resign from the post of) officer, employee, agent, representative, or other role of and with the Company and its affiliates and subsidiaries.

b.

Nature of Separation. Provided you comply in full with this Agreement, your separation hereunder is amicable, by mutual agreement, and expressly not “for Cause” or for “Good Reason,” as each such term is defined in the Employment Agreement.

c.	Monetary Authority. If you hold banking, credit card, or other similar authority over Company funds or accounts, your separation constitutes your automatic and immediate release of all such authority.

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d.

Third-Party Notifications. On and after the Separation Date, the Company will file such forms and filings as are required to notify all applicable governmental bodies and stock exchanges of your separation, as well as post the change to its website and in other appropriate places. The Company will prepare all such forms/filings, which will be subject to your pre-approval (not to be unreasonably delayed or withheld). Your approval will be deemed approved if you do not respond within 48 hours of delivery, and the Company may file prior to receiving your input if necessary to comply with a stock exchange or SEC filing deadline.

e.	Continuing Role. After the Separation Date, your sole relationship to the Company will be your consulting services rendered pursuant to Section 9 below.

4. Compensation.

a.	Final Paycheck. The Company will pay your final, regularly-accruing salary (through the Separation Date) within three (3) days of your Separation Date.

b.

Severance Payment; PTO Reimbursement. Provided you comply in full with this Agreement, the Company will pay you, as severance pay, within thirty (30) days (as granted in the Employment Agreement) of the later of the Separation Date or Effective Date:

	(1)	a flat-fee payment (the “Severance Pay”) in the gross amount of Thirty Thousand U.S. Dollars ($30,000); and

	(2)	reimbursement for unused 2026 PTO time equal to five (5) days’ salary.

Payment of the Severance Pay is conditioned upon your prior completion and written certification of the full handover of all relevant information including all bank account, Nasdaq filing, and other accounts, permissions, and logins.

Any failure of the Company to promptly pay the Severance Pay when due shall cause the unremitted amount to bear interest at the Prime Rate (as published in The Wall Street Journal for the date on which payment is due) plus two percent (2%) until paid.

c.

No Other Payments. Other than as set forth in Section 4(a) and (b), you agree no other compensation will be due and owing to you after the date hereof with respect to your employment or termination thereof, including wages, commissions, brokerage fees, bonus payments, PTO reimbursements, sick pay, vacation pay, employee-stock options/awards, or other similar payments; provided, however, that if you remain with the Company in 2027 when it reports its financial earnings and results for calendar year 2026, then you shall also be eligible for a discretionary bonus. For the avoidance of doubt, services rendered under the ICA do not constitute remaining with the Company for purposes of this Section.

d.

Withholdings; Taxes. All salary and Severance Pay compensation hereunder shall be subject to the normal, customary taxes, deductions, and withholdings required under applicable law. All amounts payable to Employee hereunder are intended to either comply with, or be exempt from, the requirements set forth in Section 409A of the Internal Revenue Code of 1986, as amended, together with all applicable regulatory guidance thereunder. You are solely and exclusively responsible for any and all taxes attributable to compensation paid hereunder and under your Employment Agreement.

5. Benefits. Your participation in any and all employee benefit plans and programs will terminate on the Separation Date; provided however that if you are eligible for coverage/insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (a/k/a “COBRA”), or similar mandatory programs provided by law, the Company will provide you with separate notice of the same. You are representing and warranting to the Company that you do not currently have any Company-arranged health benefit plan and you do not plan to participate in COBRA.

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6. Company Property.

a.

Subject to Section 6(b), no later than on the Separation Date, you shall return to the Company all tangible and intangible property belonging to the Company and its affiliates/subsidiaries, including without limitation keys, key cards, Company credit cards, Company-issued computer equipment and electronics, laptops, tablets, cellphones, materials, documents, login/password information (including in/on cloud storage, social media, and other accounts), and other records, files, and data.

b.

You are representing and warranting to the Company that you purchased your current laptop using personal funds, not Company funds. Accordingly, you are not required to return that laptop, but you have agreed:

	(i)	during the term of the ICA, to continue adhering to Company policies and directives regarding computer usage;

(ii)

upon the ICA’s termination or expiration (or earlier upon request), to immediately upload and transfer all Company information, data, work product, reports, documents, and materials stored locally on that laptop (or any associated local storage/cloud accounts) to the Company’s designated secure shared drive;

(iii)

following such transfer, to permanently delete, purge, and wipe all copies of all Company information, data, reports, and materials from that laptop (including temporary files, downloads, caches, and backups); and

	(iv)	upon request, to provide written certification to the Company confirming that all Company data has been fully uploaded to the secure shared drive and permanently deleted from the laptop.

If the Company reasonably believes Company data remains on the device, the Parties shall engage a mutually acceptable third-party vendor to conduct a targeted search for Company data under an agreed protocol, at the Company’s expense (unless the vendor determines that a material quantity of information or files were not uploaded/transferred and then deleted, as required above, in which case the expense shall be borne by you); the vendor shall disclose to the Company only Company data, and no personal files shall be copied, retained, or disclosed.

Any litigation-hold or preservation obligation shall override the deletion obligation.

You represent and warrant that you have not retained or copied any Company confidential information on any other personal account, device, or cloud storage.

7. Mutual Waiver & Release of Claims.

a.

In consideration for the other Party’s entry into and fulfilment of this Agreement, each Party hereto hereby knowingly, voluntarily, and expressly, as well as absolutely, unconditionally, and irrevocably, waives, releases, and promises never to assert, any and all claims, causes of action, liabilities, debts, promises, agreements, demands, attorneys’ fees, losses, and fees, charges, and expenses of every nature whatsoever, known or unknown, suspected or unsuspected, filed or unfiled, arising prior to the signing of this Agreement, against the other Party, including (in the Company’s case) its past or present affiliates and subsidiaries, and its and their respective shareholders, owners, members, directors, officers, members, managers, partners, employees, agents, predecessors, heirs, successors, and assigns, regarding any matter arising out of or related to your employment with or separation of employment from the Company, including without limitation claims for wrongful discharge, constructive discharge, emotional distress, defamation, slander, invasion of privacy, fraud, breach of contract, breach of the covenant of good faith and fair dealing, misappropriation, interference with contract or prospective business advantage, detrimental reliance, promissory estoppel, personal injury, whistleblower, discrimination, harassment, retaliation, or failure to accommodate (“General Release”). This General Release includes, but is not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (ADEA), the Americans with Disabilities Act (ADA), the Equal Pay Act (EPA), the Fair Labor Standards Act (FLSA), the Family and Medical Leave Act (FMLA), the Employee Retirement Income Security Act (ERISA), COBRA, the Sarbanes-Oxley Act, the Nevada Fair Employment Practices Act, the Nevada wage and hour and wage payment law(s), all as amended, and all other federal, state, and local laws and regulations (including in the States of Nevada and Washington) relating to employment or termination of employment that may be applicable and be legally waived or released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this General Release in any manner.

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b.	Notwithstanding the fact that Nevada law governs this Agreement, you waive any and all provisions of Washington law which may be similar in purpose or effect as California Civil Code Section 1542.

c.

Notwithstanding this Section 7, this General Release does not waive or release any claim for a breach of this Agreement. This General Release also does not: (i) constitute a waiver and release of any claim by the Company for fraud, embezzlement, or willful misconduct against you, nor (ii) prevent you from filing a charge or complaint with, communicating with, or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), the Securities and Exchange Commission (SEC), the National Labor Relations Board (NLRB), or any other federal, state, or local governmental agency or commission (“Government Agencies”). However, to the fullest extent permitted by law,* you agree that you are waiving and releasing any right to monetary damages or other equitable or monetary relief as a result of any charge, complaint, investigation, or proceeding.

* For example, pursuant to Rule 21F-17 promulgated under the Securities Exchange Act of 1934, nothing in this Agreement, the Employment Agreement, or any other agreement between the Parties shall limit whatsoever Employee’s right to:

(1) communicate with, provide information to, or otherwise participate in any investigation or proceeding conducted by the SEC or any similar investigatory body; and

(2) receive a monetary award or bounty for information provided to the SEC or any other governmental agency pursuant to any whistleblower protection law, rule, regulation, or award program.

The Company hereby covenants not to undertake (nor threaten to undertake) any action in violation of Rule 21F-17 or any similar law, rule, regulation, or award program.

Notwithstanding anything herein to the contrary, this General Release does not waive, release, or impair (i) your rights to indemnification, advancement of expenses, or defense under Article VII of the Employment Agreement (to the extent surviving the end of employment), the Company’s articles or bylaws, the Nevada Revised Statutes, or that certain Indemnification Agreement between the Parties (to the extent surviving the end of employment) (the “Indemnification Agreement”); (ii) your rights as an insured or covered person under any directors’ and officers’ or similar insurance policy procured by the Company pursuant to the Indemnification Agreement (if any); or (iii) your rights to vested benefits or to enforce this Agreement.

d.	Each Party acknowledges that nothing herein constitutes an admission or statement of liability or wrongdoing by either Party.

8. Restrictive Covenants.

a.	Confidentiality.

(1)

Notwithstanding Section 2, all of your duties in Section 6.4 (“Restriction on Use of Confidential/Trade Secret Information”), Section 6.9 (“Third Party Information”), and the related provisions of Sections 6.10, 6.12, and 6.13 of the Employment Agreement shall continue in full force and effect and (among other things) limit your use and disclosure of Confidential/Trade Secret Information, for a period of ten (10) years after the Separation Date. Additionally, you agree the terms hereof are Confidential/Trade Secret Information.

(2)

This Section 8 shall be subject to the application of any mandatory laws which might have the effect of limiting your obligations, such as (i) RCW 49.44.211 (if applicable) (which preserves a person’s right to disclose unlawful discrimination, harassment, retaliation, wage-and-hour violations, sexual assault, or other related conduct) and (ii) consistent with Section 7(c) above, Rule 21F-17 and similar whistleblowing laws, regulations, and awards program. Nothing herein shall prohibit you from truthfully providing information to, and otherwise cooperating with, any governmental agency or regulatory authority in connection with any investigation, examination, inquiry, or proceeding.

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b.

Non-Disparagement. Each Party agrees not to directly or indirectly disparage, slander, or injure the business reputation or good will of the other Party through any communications with any third persons/entities, including on social media, websites, and similar platforms.

c.

Enforcement. The nature, scope, and duration of the restrictions in this Section 8 are reasonable and necessary to protect the legitimate interests of the Parties, and each Party is relying upon their enforceability in entering into this Agreement. If a Party breaches this Section 8, the non-breaching Party has the right to specifically enforce such provision through injunctive relief, it being acknowledged that (i) such breach will cause irreparable injury for which money damages alone will not be adequate, and (ii) no bond, cash or otherwise, in excess of one hundred dollars ($100.00) is required. The non-breaching Party’s remedies shall be cumulative. If a Party breaches this Section 8, then the duty which it has breached shall be extended on a day-per-day basis equal to the duration of its breach.

9. Independent Contractor Agreement (“ICA”). The following governs your provision of transition and consulting services on and after the Separation Date.

a.

Transition Assistance. You hereby agree that, for a period of sixty (60) days following the Separation Date, you shall provide reasonable assistance to the Company (as may be requested by the Company from time to time) in connection with transitional and operational matters. Without limiting the generality of the foregoing, both before and after your Separation Date, you shall: (i) arrange for the comprehensive handover of all bank accounts, Nasdaq filing accounts, and other similar permissions and logins; (ii) assist (if requested) in the hiring of the Company’s new Chief Financial Officer, introduce such person to relevant internal and external stakeholders, and collaborate with him/her on an efficient and successful transition; (iii) answer questions from Company representatives regarding financial, business, and other matters; (iv) comment on legal, regulatory, and exchange matters; and so forth; all as reasonably appropriate or requested from time to time. You hereby acknowledge such continued support shall not entitle you to any further compensation or benefits, other than as set forth in this Section 9. You acknowledge that you will provide such assistance and support as an independent contractor and you will not have any right or authority to bind the Company or act on its behalf (nor will you purport to do so).

b.

Standards. You will govern your own actions and manage your own time as you reasonably deem appropriate, in providing the services under this ICA. Nevertheless, you agree that you shall, in performing such services: (i) comply with all applicable laws, statutes, codes, rules, regulations, orders, impositions, and other obligations from or by governmental authorities; (ii) comply with all applicable local, state, and federal permits, licenses, and approvals required in order to provide the services, or which govern the Company’s business (including any stock exchange- or gaming-related permits, licenses, and approvals); (iii) deliver the services reasonably, diligently, promptly, skillfully, and in a first-class, professional manner; (iv) devote such reasonable and appropriate time and efforts as are necessary to fulfill your obligations hereunder; and (v) act in conformity with ordinary and customary public conventions, morals and standards of decency.

c.

Compensation. As consideration for the Company’s entry into this Agreement, you agree that MHI shall have no duty to pay any extra consideration to you under this ICA with respect to your first eighty (80) hours of service (as contemplated in the Employment Agreement). Once that hourly threshold is met, MHI will pay you a consulting fee of Two Hundred U.S. Dollars ($200.00) per hour. On and after the Separation Date, you shall track all of your time spent in servicing the Company and certify, under penalty of perjury, the accuracy of such time entries in a log delivered by you to the Company within five (5) days of the end of each calendar month (logging the entries in that month just ended). Once that threshold is met, you shall deliver a monthly invoice to the Company (together with that log), and the Company shall pay all undisputed amounts therein on a net-30 basis.

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d.

Special Assistance. The Company is currently involved in disputes with certain third parties, and more disputes may arise. In exchange for the Severance Benefit and hourly compensation set forth in Section 9(c):

(1)

You will not directly or indirectly assist any non-governmental individual or entity to investigate, bring, prosecute, or maintain any claim, litigation, proceeding, or investigation (a “Proceeding”) against either the Company or any other released person/entity in Section 7(a) (collectively, the “Company Parties”), except as required by law (e.g., in responding to a valid subpoena issued by another party, in the course of which you provide only the specifically-subpoenaed information or documentation).

(2)

You shall provide reasonable cooperation to the Company Parties and their attorneys in the prosecution or defense of any such Proceeding, including without limitation your: (i) providing historical business facts and information, (ii) participating in interviews with and depositions by the Company Parties and/or their attorneys, and cooperating in depositions by the Company Parties or any third party, (iii) reviewing and analyzing documents, (iv) preparing documents and/or spreadsheets, (v) reconciling documents and data, (vi) providing sworn affidavits, (vii) testifying in such Proceeding, and (viii) delivering any other reasonable participation necessary for the prosecution or defense of such Proceeding.

For the avoidance of doubt, this Section 9(d) is subject to the same qualification set forth in Section 7(c) with regards to actions by you that are protected under Rule 21F-17 or any similar whistleblowing law, rule, regulation, or award program; all such actions are per se permitted and neither limited nor prohibited hereunder. Moreover, nothing in this Section 9(d) shall (i) prevent you from testifying truthfully in any proceeding pursuant to subpoena or court order, or from producing documents in response to valid legal process; (ii) restrict any communication with, or provision of information to, any governmental or regulatory authority; (iii) apply to any proceeding in which you are a party or in which your own conduct, rights, or liabilities are at issue; or (iv) require you to withhold information where doing so would violate applicable law.

For the avoidance of doubt, subsection (i) in the preceding paragraph means that all affidavits, declarations, and testimony shall be limited to matters within your personal knowledge and to statements you believe to be truthful and accurate; i.e., nothing herein requires you to adopt any characterization of facts prepared by others which are untrue. To ensure that is true, you shall have a reasonable opportunity (not less than five (5) business days) to review any draft affidavit or declaration with counsel of your choosing before execution. Such separate counsel shall be at your sole expense, unless the Company’s and your counsel confirm in writing that your interests in the relevant Proceeding actually or potentially conflict with the Company’s and there is a risk of liability on your part (in which event, indemnification under the Indemnification Agreement and/or coverage under the insurance policy described in Section 13 would likely provide an independent basis for your counsel’s fees/costs to be covered).

For the avoidance of doubt, any assistance provided by you under this Section 9(d) after the sixty (60)-day period set forth in Section 9(a) shall not fall under the eighty (80)-hour period set forth in Section 9(c), meaning such assistance would be compensable at the $200 per hour rate.

This Section 9(d) shall expire upon the later of (i) twenty-four (24) months after the Separation Date and (ii) the final conclusion of all disputes concerning matters arising during your employment.

10. Effective Date(Waiting/Revocation Periods). If (and solely to the extent) under mandatory provisions of law (e.g., for persons aged 40 and older, under the Older Workers Benefit Protection Act (“OWBPA”)) you have (i) a period of time after receipt hereof to consider whether to sign (a “Waiting Period”) and/or (ii) a period of time after signing/delivering this Agreement to revoke it (a “Revocation Period”), then this Section 10 shall apply. If a Waiting Period applies (e.g., under the OWBPA, 21 days), then you may wish to wait until the Waiting Period expires. If you deliver it sooner, then by signing below, you are representing that you did so of your own free will and waived the Waiting Period (to the fullest extent it is waivable). If a Revocation Period applies (e.g., under the OWBPA, 7 days), then this Agreement shall only become binding and effective at 12:01 a.m. on the first day following the end of the Revocation Period (the “Effective Date”). If you waive it in a signed writing sooner, then by signing below, you are representing that you did so of your own free will and waived the Revocation Period (to the fullest extent it is waivable). If there is a Revocation Period and you revoke your signature, that revocation must be in a signed writing and received by the Company no later than by 5:00 p.m. Pacific time on the deadline, in which event this Agreement, this Agreement (and any and all related offers) are automatically withdrawn and null and void. No part hereof shall be effective or enforceable until the Effective Date. If there are no applicable Waiting and Revocation Periods, then the Effective Date shall be the date on which both Parties have signed and delivered this Agreement.

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11. Acknowledgment. By signing this Agreement, you acknowledge and confirm that: (a) you have read and understood this Agreement; (b) you have been advised and had an opportunity to consult with an attorney of your choice, and have consulted with such advisor before signing this Agreement; (c) you knowingly, freely, and voluntarily agree to all of the terms and conditions in this Agreement, including without limitation the General Release; and (d) you have received good and valuable consideration for signing this Agreement, in addition to anything of value you were otherwise entitled to receive.

12. [Intentionally omitted].

13. Insurance. The Company shall ensure continuing coverage for you under the Company’s existing (pre-Separation Date) directors’ and officers’ insurance policy procured by the Company pursuant to the Indemnification Agreement (if any), for a minimum period of three (3) years following the Separation Date.

14. Miscellaneous.

a.

Law; Venue; Jury Waiver; Fees. This Agreement will be construed and interpreted in accordance with the laws of the State of Nevada (other than its conflict or choice of law provisions that would require the application of any other state’s law), and the sole and exclusive venue for any dispute arising hereunder shall be the state and federal courts located in Las Vegas, Clark County, Nevada. YOU HEREBY KNOWINGLY, VOLUNTARILY, IRREVOCABLY, AND EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT AND YOUR EMPLOYMENT. The prevailing Party (on the main issue(s)) shall recover its reasonable costs and expenses, including attorneys’/experts’ fees, whether an action was commenced or not.

b.	Integration. This Agreement contains the final and entire agreement among the Parties hereto with respect to the subject matter of this Agreement.

c.	Amendments. This Agreement may not be amended except in a writing signed by both Parties.

d.

Severability. If any term hereof is held to be invalid, void, or unenforceable, the remainder of this Agreement shall remain in full force and effect and not be affected thereby, provided the invalidity or unenforceability does not materially impair the ability of the Parties to achieve the main benefit of their bargain. In lieu of the invalid or unenforceable term, there shall be added to the Agreement (by the Parties or a Court, if necessary) a term that is valid, enforceable, and as similar to such invalid or unenforceable term as possible in both purpose and effect.

e.

Further Assurances. The Parties will do any commercially reasonable act or thing and execute any and all documents or instruments reasonably necessary or proper to effectuate the provisions and intent of this Agreement, at each Party’s own reasonable cost and expense.

f.	Construction. No provision hereof shall be construed for or against any Party by reason of the extent to which it drafted or edited that provision.

g.	Counterparts. This Agreement may be signed and delivered electronically. A signed PDF, fax, or electronic version (including via DocuSign) shall have the same force and effect as an original.

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Thank you so much for your time and efforts on the Company’s behalf, including with these separation details. Please indicate your agreement with this Agreement by countersigning below.

Sincerely, Meridian Holdings Inc., a Nevada corporation By: /s/ William Scott Name: William Scott Title: Chief Executive Officer	ACKNOWLEDGED AND AGREED: Rich Christensen, a natural person residing in the State of Washington By: /s/ Rich Christensen Name: Rich Christensen

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